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                                                                EXHIBIT 10 (oo)
                         GOLDEN HEALTH TELEMEDICINE CONTRACT

     This Contract is entered between TriSun Medical Corporation--China, a corporation formed ("TSM") by the China National Institute of Hospital Administration for the purpose of obtaining advanced technology in health care for the citizens of China, and TriSun/CTI Asia, Ltd, a Cyprus corporation ("TriSun") formed as a strategic alliance partner for initiating telemedicine capabilities in the PRC.

     WHEREAS, the shareholders of TriSun accepted on October 6, 1994 the joint responsibility for implementing the Golden Health Plan adopted by the Ministry of Public Health through the National Institute of Hospital Administration ("NIHA") to employ for the hospitals of China a system enabling the hospitals to employ telemedicine networks, to intergrade the hospital management computer systems, and to install thermal imaging technology in the hospitals for advanced health care in China;

     WHEREAS, the Ministry of Public Health adopted the business plan for TriSun on October 22, 1994, and granted to TriSun the exclusive right to place thermal imaging and telemedicine technologies in the hospitals in China; and

     WHEREAS, this Contract will achieve the directive of TriSun to place CTI Systems in the top 500 medical facilities in China, followed by 5,500 additional hospital facilities and 200,000 clinics throughout the People's Republic of China.

                                 W I T N E S S E T H:

     NOW, THEREFORE, in exchange for the premises set forth herein, and in contemplation of the assistance of third-parties necessary to accomplish the Golden Health Plan, the parties agree as follows:

     1. PURPOSE. TriSun shall install in approximately 6,000 hospitals in China a "CTI System" to offer advanced health care through thermal imaging and telemedicine capabilities. The deployment of this program shall begin with delivery to the top 300 medical facilities throughout China in the order as listed on Exhibit A. The deliveries of the CTI Systems shall be coordinated with the development of the NIHA planned telecommunications superhighway to serve the hospitals and clinics. The installation of the telecommunications superhighway will enable all hospitals and clinics, not merely the top 300 facilities, to be networked with the CTI Systems for telemedicine, thermal imaging analysis, and other imaging modes to deliver the best health care to the citizens of China in accordance with the Golden Health Plan. In addition to the identified 6,000 hospitals receiving the CTI System, TriSun will install in approximately 200,000 outpatient clinics, small hospitals, and village clinics a CTI Remote System capable of networking any CTI System to read imaging results, make medical inquiries, communicate with other hospitals regarding medical procedures, and receive medical analysis for diagnostic assistance. Performance of the Golden Health Plan contracts will establish a new health care standard in Asia.

     2. CTI SYSTEMS. TriSun shall install in each hospital a Quantitative Thermal Assessment Lab ("QTA Lab") to provide a controlled environment for maintaining the latest computerized technology and conduct thermal assessment of patients. The QTA Lab will contain one computer work station, laser printer, and all computer equipment necessary for enabling the doctors and technicians at the hospital to communicate through telemedicine. The configuration of each QTA Lab will be approximately 16 feet x 20 feet and will be linked to CTI thermal imaging equipment which will be installed by TriSun. Two equilibration rooms are configured in the QTA Lab for achieving thermal stability with patients. The CTI System includes the computerized thermal imaging equipment. The CTI System will be capable of interconnection and use with other imaging modalities, such as CAT Scan and X-Ray. The CTI System will interact with the Health Card Reader/Writer and can access records from remote locations. The CTI System shall include a scanner to
enable the hospital to convert medical files to the Health Cards.   Each
hospital will select and provide space for the installation.

     3. CTI REMOTE SYSTEMS. In approximately 200,000 clinics and small hospitals, TriSun will install CTI Remote Systems which will include one computer work station, laser printer, a Reader/Writer, and

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telemedicine connectivity.  Each CTI Remote System may receive imaging results for patients examined at hospitals where a CTI System has been installed with imaging equipment. CTI Remote Systems will enable the local doctors to access system information for patient's using the Health Cards.

     4. CTI SYSTEM ORDERS. TSM shall cause each hospital in accordance with the Delivery Schedule (Exhibit B) to order CTI Systems. TSM shall also cause clinics and small hospitals to order the CTI Remote Systems. The parties also recognize that TSM, from time to time, may change the order of priorities for delivery among the hospitals and clinics. Likewise, hospital needs or unforeseen delays may result in a deviation from the Delivery Schedule. TSM and TriSun will make every effort to maintain the Delivery Schedule for planning by the hospitals. The parties will comply substantially with the Delivery Schedule for the first 300 hospitals. Any hospital or clinic may complete an Order Form for CTI Systems, attached as Exhibit C, to request an earlier installation.

     5. CTI SYSTEM PURCHASE. Each CTI System, installed, shall be purchased from TriSun for $500,000 (U.S.). Each CTI Remote System will be purchased for $80,000 (U.S.). No hospital or clinic will be permitted to purchase computer equipment from another source and connect to the CTI System for telemedicine. At the time of each order, the respective hospital may expand the order by requesting additional work stations or other available accessories or additional imaging equipment or connecting software, which will cause an adjustment of the purchase price. TriSun shall advise TSM and the hospital of the cost of any additional requested equipment and obtain confirmation of the order through the issued letter of credit before commencing preparation of the order.

     6. PRICE ADJUSTMENTS. TriSun shall maintain records for the cost of each component part of the CTI System, allocating appropriate direct administrative expenses incurred for maintaining, warranting, and servicing the component part but excluding project start up costs. If TriSun is able to reduce in any month after 1995 the cost of any delivered component part of the CTI System, TriSun shall reduce the price of the CTI System, or the CTI Remote System, by the amount that the cost of such component part is below the average cost of delivering such component part during 1995. Cost savings are anticipated to result from relocating or initiating certain pertinent manufacturing facilities to China and from purchasing substitute parts from Asia. Results of such cost savings determined monthly will be reflected in any subsequent hospital order in the following month. Likewise, the price may be adjusted with component price increases after 1995 in the same manner.

     7. DELIVERY DATES. TriSun shall deliver CTI Systems according to the Delivery Schedule to the respective hospital and shall install the CTI Systems fully operational, capable of communicating with other CTI Systems and regional computer centers. TriSun also shall comply with any other orders from clinics or small hospitals as provided in any written order from TSM allowing for at least 5 months to deliver. If a hospital desires to enhance its orders with additional work stations or accessories, or if a hospital or clinic not listed on the Delivery Schedules makes an order, the hospital or TSM should complete the Order Form for CTI System (Exhibit C).

     8. METHOD OF PAYMENT. On behalf of TSM or the purchasing hospital, the Bank of China or Bank of Communications or other financial institution acceptable to TriSun ("Bank") shall issue, five months prior to the scheduled delivery date, a letter of credit in favor of TriSun. The documentary letter of credit will be in the amount of the per unit price of the CTI System, or the CTI Remote System, due and payable in three installments after the bill of lading delivery date for the system to a port in China ("Delivery"). Payments to TriSun from the letter of credit shall be due 30% within 5 banking days after Delivery, 20% within 60 calendar days after Delivery and the remaining 50% on or before 180 calendar days after Delivery.

     TriSun shall inform TSM and the Bank of any price adjustments before issuance of the letter of credit by the Bank. The hospital shall timely submit a letter of credit application, similar to Exhibit D. The letter of credit shall be issued and delivered to the bank or assignee designated by TriSun. The letter of credit may be assigned to the party financing TriSun's operations by delivery of written notice from TriSun to the Bank. TriSun shall pay the letter of credit fee, which shall be paid from the proceeds of the letter of credit upon payment. Delivery of the letter of credit shall effect the order. According to the Delivery Schedule, the first four CTI Systems are to be delivered during December 1995. Therefore, Bank shall deliver four letters of credit, referencing the identified hospitals, to TriSun within the first five days of July 1995.

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     9.   ACKNOWLEDGMENT.  To evidence the general reasonableness of the Bank references, TSM shall deliver as Exhibit E an acknowledgement by Bank of the intended reliance upon the references and use of the documentary letter of credit facility required under this Contract.

     10. FUTURE FINANCING. TriSun and TSM will cooperate after execution of this Contract to arrange financing, if desired by TSM and the respective hospitals, for financing the payment for the CTI Systems through installments over an extended period of time. TSM and TriSun anticipate that financing on favorable terms may be available, after delivery and payment of some systems, from sources such as the Economic Development Council in Canada, the World Bank, the EXIM Bank, or other sources. Each respective hospital purchasing the CTI System or CTI Remote System is obligated to pay Bank by the payment due date unless financing is arranged. If financing arrangements are not obtained by November 1, 1996, TSM has the right to instruct the Bank not to deliver letters of credit according to the Delivery Schedule and this Contract for any hospitals that TSM does not deem capable of making payment timely or that are not connected by telecommunications. The parties acknowledge that use of CTI Systems over time will result in substantial medical care cost savings to China as a result of advanced and improved diagnostic capabilities. The parties contemplate that the health care cost reductions will assist over time in payment for the CTI Systems and thus will seek financing to coordinate payment in subsequent years with the realization of cost reduction benefits.

     11. HOSPITAL OBLIGATION . Each purchasing hospital and TSM shall be liable for payment to the Bank letter of credit issued for that hospital.
The hospital shall have space designated for the QTA Lab when delivered. The space shall be connected with water, electricity, and outside air. The hospital shall employ persons to operate the CTI Systems. And shall coordinate with TriSun to train those employees concurrent with installation.

     12. CTI SYSTEM TRAINING. TriSun shall prepare for TSM before September 1995 a brochure to introduce to the hospital administrators the benefits of utilization of the CTI System. Upon installation of each CTI System, TriSun shall train at least two technicians and one doctor at each hospital to operate the CTI Systems. Assuming substantial compliance with the Delivery Schedule, TriSun shall provide at no cost to the hospitals a training school in each region to provide regularly scheduled classes for continuing education to train instructors and operators. TriSun has an obligation to maintain training programs through the year 2003.

     13. INSTALLATION AND WARRANTY. TriSun is obligated to assemble, deliver, and install the CTI System. TriSun is obligated to pay manufacturing costs and to pay all costs related to insurance and freight required to deliver the CTI System to the respective hospital. After installation, TriSun will test the systems to determine that it is operational. TriSun shall also be responsible for responding to service inquiries. TriSun provides a two year warranty on all parts for the CTI System. The respective hospital shall pay TriSun for any service calls or operational assistance which is not caused by parts failure. TriSun has an obligation to repair the CTI Systems at cost (meaning actual labor and parts replacement cost) for five years, dependant on receipt of prompt payment to TriSun.

     14. CONDITIONS. TriSun will demonstrate that each installation is operational. TSM and TriSun recognize that the first CTI System installations will be in hospitals best equipped with telecommunications technology. The thermal imaging unit will be fully functional in the hospital with each CTI System. Ultimately, the telemedicine network contemplated by the Golden Health Plan will require adequate telecommunications access by the hospital for utilization of the telemedicine capabilities, of the CTI Systems and CTI Remote Systems. TSM relies upon JiTong Communications Co. to implement the superhighway.

     15. THERMAL IMAGING LICENSE. TriSun delivers a license to each hospital for use of the thermal imaging equipment and a warranty obligation from its manufacturer. TriSun shall provide the thermal imaging transparency and print paper required for analysis of thermal imaging treatment. Each hospital shall charge its patients for each imaging treatment. TSM shall cause the hospitals to pay TriSun the Yuan equivalent of $5.00 (U.S.) for each imaging picture printed. TriSun shall receive no payment for use of the imaging equipment other than this U.S. $5.00 charge for each print or transparency. This payment shall be a continuing license fee. TriSun shall not charge for any prints made during initial training exercises conducted by TriSun with the hospitals. The hospital shall not be required to pay for the initial transparencies and print paper provided by TriSun upon installation of the CTI Systems, but the hospitals shall pay $5.00 per page upon delivery for all future supplies. TriSun shall not charge for any paper which

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does not produce proper pictures as a result of fault of the equipment.  The hospital shall retain any paper which fails to make a proper print and return the paper to TriSun for credit. The hospitals may not purchase paper from any other source for use of the thermal imaging equipment.

     16. DUTIES AND TAXES. TSM or the purchasing hospital shall be responsible for payment of any duties or taxes charged by PRC or any state or municipality or other country for delivery and installation of the CTI Systems. If PRC Customs requires payment of duties upon delivery to port, or if the shipping country imposes a tariff or duty, the respective hospital or TSM shall pay such duty or TriSun may add the duty to the next letter of credit to be issued. If the duty or tariff is known before the order, the payment procedures may be modified to require the Bank to include the amount of the duties in the letter of credit, which shall be paid by the purchasing hospital.

     17. ARBITRATION. Any dispute between the parties or any hospital or the Bank pertaining to this Contract shall be resolved by binding arbitration in accordance with the UNCITRAL Arbitration Rules administered by the International Centers for Arbitration ("ICA"). ICA shall be the appointing and administrative authority. The supplemental procedural rules of the ICA and laws of Cyprus shall apply. In the event of a dispute, any party may notify ICA. Each party shall select an arbitrator to resolve the dispute. ICA shall appoint an independent third arbitrator who shall be familiar with customs in China and who shall be acceptable to both arbitrators.

     18. REGIONAL COMPUTER ARCHIVES. TriSun shall provide several regional storage computer centers to archive the results of CTI Systems examinations. Each CTI System and CTI Remote System will be able to access and retrieve information from the computer storage centers. The centralized computer centers will receive digitized thermal imaging treatment results, not only for the purpose of storing patient records, but also for the purpose of building a data base used for patient diagnostic conclusions. The central computer centers can assimilate actual health conditions with the thermal and other imaging modalities to construct a system for developing accurate physiological and anatomical diagnostic assistance to doctors. Each CTI System will be networked to access this information for improved diagnosis. TriSun will build the first diagnostic center after the first ten CTI Systems are purchased. The first regional computer center should serve at least 500 hospitals and regional clinics. The diagnostic capabilities and computer centers will complete the directive of the Golden Health Plan for placing the CTI Systems for developing telemedicine and diagnostic capabilities for improvement of health care in China.

     Signed effective this 24th day of April, 1995.


                              TRISUN MEDICAL CORPORATION--CHINA


                              By:   /s/ Pei DongHong
                                 --------------------------------
                                    Dr. Pei Donghong, President
                                    Legal Representative



                              TRISUN/CTI ASIA, LTD.


                              By:   /s/ Bin Zhou
                                 --------------------------------
                                    Dr. Bin Zhou (Ben Chou), Chairman


                              By:   /s/ David B. Johnston
                                 --------------------------------
                                    David B. Johnston, President

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